DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment

(PURSUANT TO NRS 78.385 and 78.390)

FILED # C25940-98

JUN 3 0 2004

IN THE OFFICE OF
DEAN HELLER, SECRETARY OF STATE

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: DBA Telcom Internationale

2. The articles have been amended as follows (provide article numbers, if available):

"First: Name of Corporation

The name of the corporation is ZoomWall,Inc."

Fourth: Capital Stock

The total number of shares that may be issued by the corporation is 900,000,000 shares par value of $.001 common and 50,000,000 shares par value of $.001 preferred.

(see continuation page attached)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: Majority*

4. Effective date of filing (optional): ______ (must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): [signature]

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.

[illegible]

                                                                     Exhibit 3.1

CONTINUATION PAGE TO CERTIFICATE OF AMENDMENT...

Article Fourth of the Articles of Incorporation shall be amended to read in its entirety as follows:

"Fourth:  Capital Stock

The total number of shares that may be issued by the corporation is Nine Hundred
Fifty Million (950,000,000) shares, of which Nine Hundred Million (900,000,000)
shares with a par value of $.001 per share, amounting in the aggregate to Nine
Hundred Thousand Dollars ($900,000) shall be designated "Common Stock," and of which Fifty Million (50,000,000) shares with a par value of $.001 per share, amounting in the aggregate to Fifty Thousand Dollars ($50,000) shall be designated "Preferred Stock." The Preferred Stock may be issued from time to time in one or more series. The board of directors is authorized to fix the number of shares of any series of Preferred Stock, to determine the designation of any such series and to determine or alter the rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding)
the number of shares of any such series subsequent to the issue of shares of that series."